Exhibit 10(yyyyy)

OPTION TO PURCHASE AGREEMENT

THIS OPTION TO PURCHASE AGREEMENT (the “Agreement”) is made as of the 17th day of January, 2008 by and between Access Worldwide (AWWC) Philippines, Inc., (the “Company”) and E*TRADE Information Services, LLC, a Delaware limited liability company (“E*TRADE”).

RECITALS

WHEREAS, E*TRADE shall purchase a certain number shares of common stock, par value $0.01 (the “Common Stock”) in Access Worldwide Communications, Inc., a Delaware corporation (“Parent”) pursuant to a common stock purchase agreement of even date (“Common Stock Purchase Agreement”) and is entering into a voting agreement (“Voting Agreement”) (collectively, the “Transaction”); and

WHEREAS, as a condition to the execution and delivery of the Common Stock Purchase Agreement, E*TRADE and Parent have requested that E*TRADE and Company enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. Definitions. The words and phrases set forth below shall have the following meanings when used in this Agreement:

a. “Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

b. “Assets” means the assets of the Company identified in Exhibit A hereto which shall include that certain lease agreement by and between the Company and RCBC Realty Corporation, dated April 1, 2005 (which currently covers solely the 18th floor of the leased premises) and any other equipment, software, hardware, or other assets from time to time purchased by the Company which are used to provide services exclusively to E*TRADE. Exhibit A may be updated by the Parties on a quarterly basis to reflect the assets that are being used or to be used to provide services exclusively to E*TRADE in the Philippines. The purchase price shall be updated as the asset list is updated and shall be calculated in accordance with Section 4d below.

c. “Bankruptcy Event” means (i) the Parent or Company files a voluntary petition in bankruptcy or for similar relief; (ii) an involuntary petition in bankruptcy is filed against the Parent or Company and is not dismissed within sixty (60) days of filing; (iii) a receiver is appointed for the Parent or Company, and if involuntarily appointed is not dismissed within sixty (60) days; or (iv) the Parent or Company makes an assignment for the benefit of creditors.

d. “Encumber” means grant, agree to, or permit to exist, any liens, pledges, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

e. “Encumbrances” means any liens, pledges, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

f. “Person” means an individual, corporation, partnership, limited liability company, governmental authority, association, trust, unincorporated organization or other entity.

g. “Purchase Event” means (i) the Parent is in default or breach under the Voting Agreement; (ii) the Parent experiences a Bankruptcy Event, or the (iii) Company experiences a Bankruptcy Event.

2. Transfers of Assets. Except as set forth in Schedule 2.1 to this Agreement, Company agrees that it shall not sell, assign, gift, pledge or otherwise Encumber, transfer or otherwise dispose of any of the Assets, with or without consideration, except as expressly provided in this Agreement.

3. Permitted Transfers. The restriction on transfer set forth in Section 2 shall not apply to the: (i) transfer, sale or disposition of any Asset in the ordinary course of business, provided it is replaced, if necessary, with an Asset or Assets or equal or greater value or (ii) transfer of the Assets to an Affiliate of Parent provided that such Affiliate has, prior to the transfer, agreed in writing to be bound by the terms of this Agreement.

4. Option to Purchase Assets.

a. If Parent or Company becomes subject to a Purchase Event, Company agrees to give to E*TRADE prompt notice upon learning of the occurrence of any Purchase Event, or, if no such notice is given, E*TRADE may provide notice to Company of a Purchase Event (the “Event Notice”). For a period of ninety (90) days after the date of the Event Notice, E*TRADE shall have the right, but not the obligation, to purchase from the Company, and the Company shall upon the exercise of such right be obligated to sell to E*TRADE, at the purchase price and on the terms set forth in this Agreement, the Assets.

b. E*TRADE may exercise its right to purchase such Assets by giving notice to the Company stating that it will purchase the Assets.

c. If E*TRADE fails to exercise the Option to Purchase, within such forty-five (45) day period (or, having exercised such right, fail to settle in a timely manner), the Company, may retain the Assets and such Assets shall remain subject to this Agreement, provided that if E*TRADE fails to exercise its Option to Purchase within such period with respect to a Purchase Event set forth 1(g)(ii) or 1(g)(iii), then its right to exercise with respect to solely the applicable Purchase Event shall be deemed waived.

d. The purchase price for the Assets purchased pursuant to this Section 4 shall be the price set forth on Exhibit A, which shall be the value of such assets on the Company or Parent’s balance sheet immediately prior to the Closing Date (as defined below), as applicable, determined in accordance with GAAP, consistently applied (“Purchase Price Balance Sheet”). Ten (10) days prior to the Closing Date, the Company will provide to E*TRADE the Purchase Price Balance Sheet with the Company’s proposed purchase price. Within five (5) days of receipt of the Purchase Price Balance Sheet, E*TRADE will propose to the Company in writing any changes to such Purchase Price Balance Sheet (and in the event no such changes are proposed in writing to the Company within such time period, E*TRADE will be deemed to have agreed to, and accepted, the Purchase Price Balance Sheet). E*TRADE and the Company will endeavor in good faith to resolve any differences with respect to the Purchase Price Balance Sheet within three days of receipt of E*TRADE’s proposed change. If E*TRADE notifies the Company of any proposed changes to purchase price, and E*TRADE and the Company have acted in good faith to resolve any differences with respect to items on the Purchase Price Balance Sheet and within the three (3) business day period are unable to resolve their differences, then the Closing Date shall be postponed until the purchase price can be determined and any remaining disputed matters will be finally and conclusively determined by [                    ] (the “Arbiter”). Promptly, but not later than thirty (30) days after its acceptance of appointment hereunder, the Arbiter will (i) determine (based solely on presentations by the Company and E*TRADE and not by independent review whether as to those matters in dispute the Purchase Price Balance Sheet proposed by the Company and, to the extent it determines the Purchase Price Balance Sheet is not reasonable as to those matters shall modify such Purchase Price Balance Sheet solely to the extent necessary in order to cause it to be reasonable as to such matters and (ii) provide a written report as to its conclusions and the resulting allocation of the Purchase Price, which report shall be conclusive and binding upon the parties. Any expenses of the Arbiter will be borne equally by E*TRADE and the Company.

e. Except as set forth in Section 4(d) above, settlement for the purchase of the Assets made pursuant to this Section 4 shall be made on such date as may be mutually agreed upon by the Company and E*TRADE (“Closing Date”) but in no event shall it be later than one hundred twenty (120) days after the date of exercise by E*TRADE. On such Closing Date:

(i) the Company shall make available to E*TRADE the Assets, free and clear of any Encumbrances and shall provide a bill of sale, assignment (or consent to assignment) and transfer agreement, such other documentation as E*TRADE may from time to time request to evidence the transfer of all rights, title and interest in and to the Assets to E*TRADE;

(ii) the Company shall cause, to the extent reasonably possible, each of the employees whose employment is related to the Assets (and subject to the consent of E*TRADE) to enter into an employment relationship with E*TRADE;

(iii) the Company shall obtain all necessary consents, provide all notices and take all actions necessary to transfer of all rights, title and interest in and to the Assets to E*TRADE; and

(iv) Subject to Section 4(f) below, E*TRADE shall deliver to the Company in immediately available funds the amount of the purchase price for such Assets.

(v) In connection with the sale of the Assets, E*Trade shall also pay to the Company and its Parent any and all accounts receivable owed by E*Trade or any affiliate of E*Trade to the Company or to its Parent—without offset, deduction or reduction.

f. E*TRADE acknowledges that the Company has collaterally assigned to Manufacturers and Traders Trust Company all of the Company’s rights to the purchase price payable hereunder for the Assets, pursuant to the Collateral Assignment, attached hereto as Exhibit B. Unless and until E*TRADE receives notice from Manufacturers and Traders Trust Company that such collateral assignment has been terminated, E*TRADE agrees to deliver the purchase price for the Assets in immediately available funds to Manufacturers and Traders Trust Company.

5. Representations and Warranties. Company represents and warrants to E*TRADE as follows:

a. Company has all necessary power and authority, and the full legal capacity, to enter into this Agreement, to carry out each of its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company.

b. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Philippines and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company hereby have been duly authorized by all requisite action.

c. There are no outstanding contractual obligations of the Company to transfer, sell, lease or otherwise transfer any rights with respect to the Assets.

d. The execution, delivery and performance of this Agreement by the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Company, (ii) conflict with or violate (or cause an event which would have a Effect as a result of) any law or governmental order applicable to the Company any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Assets; (i) conflict with or violate any law or governmental order applicable to the Company or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or the lapse of time, or both, would become a default) under, require any consent under, or give to any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of any agreement to which the Company is a party.

e. Except as set forth in Schedule 2.1, the Company owns the Assets free and clear of any Encumbrances.

6. Affirmative Covenants. Unless waived in writing by E*TRADE, Company shall:

a. At all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses.

b. Retain its capital structure as it exists as of the date of this Agreement, and refrain from issuing any shares of stock, options, warrants, or other securities exercisable for, convertible into or exchangeable for such shares of any kind, or entering into any agreement with respect to the sale of any equity interest in it.

c. Maintain and keep the Assets in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times.

d. Pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid might become a lien upon any of its Assets, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto.

e. Comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto.

f. Comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which might reasonably be expected to have a material adverse effect upon the financial condition, operating results, operations, assets or business prospects of the Company.

g. Maintain proper books of record and account which fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.

7. Duration. This Agreement shall remain in full force and effect until the earlier of (i) all of the Assets are owned by E*TRADE or (ii) E*TRADE is no longer a shareholder in Parent of at least 2,200,000 shares of Parent’s common stock, par value $0.01.

8. Notices. No notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Agreement shall be effective unless the same is in writing and is delivered in person or sent by registered or certified mail, return receipt requested, first-class postage prepaid,

If to E*TRADE to:	E*TRADE Information Services, LLC
671 N. Glebe Road
Arlington, Virginia 22203
Attention: Lori Sher, Director, Associate General Counsel
Facsimile No: 571-227-7576

If to Company, to:	Access Worldwide Communications Inc.
Attn: Mark Wright, General Counsel
301 Yamato Road
Suite 2110
Boca Raton, FL 33431
P: 571-438-6061
F: 800-569-1587
mwright@accessww.com

Such notices, if sent by registered or certified mail, shall be deemed to have been given at the time of mailing.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

10. Waiver. No waiver by any party hereto of any breach of any covenant, condition or agreement hereof on the part of the parties hereto to be kept and performed shall be considered to constitute a waiver of any such covenant, condition or provision, or of any subsequent breach thereof.

11. Headings. The section headings contained in this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

12. Counterparts. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute originals and all such counterparts shall constitute a single agreement.

13. Modification. This Agreement may be modified, and any obligation of any party hereto may be waived, only by a written instrument signed by the Parties to this Agreement.

14. Specific Enforcement. The Company agrees that a remedy at law alone will be inadequate in the event that their covenants and agreements set forth herein are breached. The Company agrees that E*TRADE shall be entitled to an injunction to prevent any such breach, in addition to all other remedies to which it may be entitled, at law or in equity.

15. Miscellaneous. Unless the context otherwise requires as used herein, words in the singular shall include words in the plural and vice versa, words in one gender shall include words in the other gender and the word “person” shall include natural persons, trusts, estates, partnerships, corporations and other business entities.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ACCESS WORLDWIDE (AWWC) PHILIPPINES, INC.

By:	/s/ Richard Lyew
Name:	Richard Lyew
Title:	Executive Vice President and Chief Financial Officer

E*TRADE INFORMATION SERVICES, LLC

By:
Name:
Title: